Exhibit 99.2
FOR IMMEDIATE RELEASE

Investor Relations:	Joseph Cormier
t: +1.703.883.2771
e: investors@gtec-inc.com

Media Contact:	Lauren Peduzzi
t: +1.703.738.2861
e: media@gtec-inc.com
GTEC Reports Third Quarter 2010 Financial Results
Revenue of $55.4 million
Diluted earnings per share of $0.22
Strong Awards Momentum, Q3 Bookings of $150 million
Completes Acquisition of Zytel Corporation, adds Cyber Capability
MCLEAN, Va., November 4, 2010 — Global Defense Technology & Systems, Inc. (NASDAQ: GTEC), a provider of mission-critical, technology-based systems, solutions and services for national security agencies and programs of the U.S. government, today announced its third quarter 2010 financial results.
Third Quarter 2010 Results — Solid Operating Performance
Revenue for the third quarter 2010 was $55.4 million. The Company’s revenue from the Technology and Intelligence Services (TIS) and Force Mobility and Modernization Systems (FMMS) segments was $25.7 million and $29.7 million, respectively. Total segment operating income was $5.2 million, or 9.5% of segment revenues. Unallocated corporate expenses totaled $2.5 million. This resulted in operating income for the third quarter 2010 of $2.8 million, or 5.0% of revenue. Diluted earnings per share (EPS) was $0.22 and was benefitted by an anticipated $0.04 per share one-time tax benefit related to a legal reorganization to utilize an existing net operating loss.
“The third quarter was successful on many fronts as we delivered solid operating results on both the top and bottom lines, generated significant cash flow and secured our two large FMMS camp solution orders that were delayed earlier in the year,” said John Hillen, President & CEO of GTEC.
Business Highlights — Exceptional Contract Awards
Contract awards in the third quarter totaled $150 million as many of the bids outstanding were awarded and our FMMS orders were finalized in the quarter. The Company’s awards totaled $85 million from TIS and $65 million from FMMS and represented a 2.7x book-to-bill ratio.
Technology & Intelligence Services (TIS)
•	a $47 million, five-year extension of a classified intelligence contract;

•	a subcontract to support the U.S. military’s efforts to defeat IEDs in Afghanistan with up to $10 million of value over 4 years;

•	over $9 million in task orders under our Department of Justice counterterrorism contract; and

•	a $4 million, five-year contract to provide shipboard command and control services to the U.S. Coast Guard.
In addition, the Company was awarded a Blanket Purchase Agreement to support the Federal Bureau of Investigation’s (FBI) Security Division/Information Assurance Section (IAS) Information Assurance Technology Infusion Program (IATI). GTEC was one of only two companies awarded a prime contract on this $99 million five-year Indefinite Delivery/Indefinite Quantity (IDIQ) contract. In October, GTEC was awarded a Prime position on the FBI’s Information Technology Supplies and Support Services (IT Triple S) IDIQ contract which has an eight year period of performance and is valued at up to $30 billion for all awardees.
Force Mobility & Modernization Systems (FMMS)
GTEC’s FMMS segment received a $37 million order from the U.S. Army for Expeditionary Tricon Systems (ETS) equipped with the latest shower-water reuse technology and a $26 million follow-on ETS order to support the U.S. Army’s urgent force sustainment requirements in Afghanistan.
John Hillen commented on the company’s third quarter awards, “While GTEC experienced procurement delays earlier in the year; we received strong awards in the third quarter which provides significant visibility to revenue in the fourth quarter of 2010 and fiscal year 2011.”
As of September 30, 2010, GTEC total backlog increased to $644 million and funded backlog increased to $168 million, up 40% sequentially over the second quarter.
Zytel Acquisition Completed — Adds Cyber Security and Intelligence Capabilities and Access to New Classified Customer
On October 1, 2010, GTEC completed the acquisition of Zytel Corporation (Zytel) for $26.8 million in cash and funded the transaction with its senior revolving credit facility. Zytel, has now become GTEC Cyber Solutions. Based in the Ft. Meade, Maryland area, Zytel is an industry leader in the high-growth areas of design, development and deployment of next generation, net-centric mission solutions that collect, protect, and analyze vital information in cyberspace, leveraging its core competencies in systems engineering and architecture, software development and intelligence analysis. Zytel has strong operating margins and expects to generate over $18 million in revenue in 2010 with continued rapid growth in 2011.
Balance Sheet Metrics — Solid Cash Flow
As of September 30, 2010, GTEC had $8.6 million of cash and no debt based on $6.9 million in operating cash flow during the quarter. Days sales outstanding decreased to 81 days in the quarter from 91 days in the second quarter 2010 based on sizable cash receipts from final payments on several FMMS contracts and consistent cash collections in our TIS segment.
Joseph Cormier, Executive Vice President & CFO of GTEC, noted, “As expected our third quarter operating cash flow was very strong and we anticipate that our 2010 full year operating cash flow will be over 120% of net income.”
Forward Guidance — Revised Full Year Outlook
GTEC’s fourth quarter 2010 and full year 2010 guidance is summarized in the table below and includes the contribution from Zytel in the fourth quarter and full year estimates. GTEC’s guidance does not include the assumption of any future acquisitions.

	4th Quarter 2010	Full Year 2010
Revenue	$78-$81 million	$228.5 - $231.5 million
Diluted EPS	$0.31-$0.33	$0.88 - $0.90
Weighted Average Shares Outstanding — Diluted	9.23 million	9.18 million

Key Guidance Assumptions
•	$22 million in fourth quarter revenue from the expeditionary camp solution orders received in September 2010

•	Net interest expense of $200,000 in the fourth quarter and $283,000 for full year 2010

•	Tax rate of 39.7% for fourth quarter
Conference Call
GTEC executive management will hold a conference call today at 5:00 p.m. ET, to discuss third quarter 2010 results and answer questions. Interested parties may access the call by dialing 800-299-7635 (domestic) or +1 617-786-2901 (international) and entering passcode 73501997. The conference call will be Webcast (audio only) simultaneously via the Investor Relations page of GTEC’s website at www.gtec-inc.com. Interested parties should dial in or log on approximately 10 minutes prior to the start of the call.
A replay of the call will be available beginning at 8:00 p.m. ET today and will remain available through midnight ET, November 18, 2010. To access the replay, call (888) 286-8010 (domestic) or +1 (617) 801-6888 (international). The confirmation code for the replay is 25772014. A replay will also be available via the Investor Relations page of GTEC’s website approximately 3 hours after the conclusion of the call.
About Global Defense Technology & Systems, Inc.
Global Defense Technology & Systems, Inc. (GTEC) provides mission-critical, technology-based systems, solutions and services for national security agencies and programs of the U.S. government. Our services and solutions are integral parts of mission-critical programs run by the Department of Defense, Intelligence Community, Department of Homeland Security, federal law enforcement agencies, and other parts of the federal government charged with national security responsibilities. Learn more about Global Defense Technology & Systems at www.gtec-inc.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in Global Defense Technology & Systems, Inc.’s (GTEC) Annual Report on Form 10-K, and such other filings that GTEC makes with the Securities and Exchange Commission from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements speak only as of the date hereof and GTEC undertakes no obligation to update such forward-looking statements in the future except as required by law.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$8,558	$7
Accounts receivable, net	49,798	50,691
Due from affiliates	381	1,109
Prepaid expenses and other current assets	1,454	1,238
Deferred tax assets	651	324
Income taxes receivable	1,082	3,543

Total current assets	61,924	56,912
Property and equipment, net	3,560	3,441
Intangible assets, net	18,418	21,268
Goodwill	24,373	24,373
Deferred tax assets	5,965	6,295
Other assets	412	222

Total assets	$114,652	$112,511

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$14,576	$13,040
Accrued expenses	7,964	9,521
Advance payments on contracts	336	517
Interest rate swap liability	—	106

Total current liabilities	22,876	23,184
Deferred rent	305	289
Bank loans, net of current	—	3,686

Total liabilities	23,181	27,159

Stockholder’s Equity
Common stock, par value $0.01 per share, 90,000,000 shares authorized and 9,089,666 and 9,051,812 shares issued and outstanding, respectively	91	91
Additional paid-in capital	89,127	88,178
Retained earnings (accumulated deficit)	2,253	(2,917)

Total stockholder’s equity	91,471	85,352

Total liabilities and stockholder’s equity	$114,652	$112,511

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue
Products	$29,676	$33,117	$76,162	$92,127
Services	25,703	20,911	74,332	64,941

Total revenue	55,379	54,028	150,494	157,068

Operating costs and expenses
Cost of revenue — products	24,981	26,243	61,527	75,472
Cost of revenue — services	21,371	17,235	62,418	53,670
Selling, general and administrative expenses	5,548	6,098	15,973	15,351
Amortization of intangible assets	722	2,089	2,850	6,267

Total operating costs and expenses	52,622	51,665	142,768	150,760

Operating income	2,757	2,363	7,726	6,308
Other income (expense)
Interest income	5	3	11	6
Interest expense	(46)	(494)	(101)	(1,494)

Income before income taxes	2,716	1,872	7,636	4,820
Provision for income taxes	(703)	(600)	(2,466)	(1,988)

Net income	$2,013	$1,272	$5,170	$2,832

Earnings per share
Basic	$0.22	$0.21	$0.57	$0.47
Diluted	$0.22	$0.21	$0.56	$0.46
Weighted average common shares outstanding
Basic	9,038,374	6,000,000	9,037,087	6,000,000
Diluted	9,144,779	6,090,931	9,157,737	6,096,559
GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
SELECTED SEGMENT INFORMATION
(UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue
TIS Segment	$25,703	$20,911	$74,332	$64,941
FMMS Segment	29,676	33,117	76,162	92,127

Total revenue	$55,379	$54,028	$150,494	$157,068

Operating income
TIS Segment	$2,505	$1,734	$6,422	$5,631
FMMS Segment	2,739	4,570	8,921	11,674
Unallocated Corporate expenses	(2,487)	(3,941)	(7,617)	(10,997)

Total operating income	$2,757	$2,363	$7,726	$6,308

Operating margin
TIS Segment	9.7%	8.3%	8.6%	8.7%
FMMS Segment	9.2%	13.8%	11.7%	12.7%
Total segment	9.5%	11.7%	10.2%	11.0%

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net income	$5,170	$2,832
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	731	761
Amortization of intangible assets	2,850	6,267
Equity-based compensation	767	291
Gain from change in fair value of interest rate swap	(106)	(97)
Deferred income taxes	3	(1,118)
Change in operating assets and liabilities
Accounts receivable	893	(9,162)
Due to/from affiliates	728	(16)
Prepaid expenses and other assets	(209)	(1,166)
Income taxes receivable	2,527	1,018
Excess tax benefit — share based compensation	(66)	—
Accounts payable	1,536	5,338
Accrued expenses	(1,557)	(2,969)
Accrued interest on loans from affiliates	—	898
Advance payments on contracts	(181)	(3,805)
Deferred rent	16	49

Net cash provided by (used in) operating activities	13,102	(879)

Cash flows from investing activities
Purchases of property and equipment	(733)	(742)

Net cash used in investing activities	(733)	(742)

Cash flows from financing activities
Excess tax benefit — share based compensation	66	—
Payments under term loan	—	(2,700)
Net (payments) borrowings under revolving line of credit	(3,686)	3,423
Payments of financing costs	(314)	—
Proceeds from exercise of employee stock options	116	—
Advances to affiliates	—	(516)

Net cash (used in) provided by financing activities	(3,818)	207

Increase (decrease) in cash and cash equivalents	8,551	(1,414)
Cash and cash equivalents, beginning of period	7	1,422

Cash and cash equivalents, end of period	$8,558	$8

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